Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
212.845.4271
Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
cmcgee@arenapharm.com	tony.russo@russopartnersllc.com
858.453.7200, ext. 1479	212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2009 Financial Results

San Diego, CA, March 12, 2010 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2009.

Arena reported a lower net loss allocable to common stockholders in the fourth quarter of 2009 of $29.8 million, or $0.32 per share, compared to a net loss allocable to common stockholders in the fourth quarter of 2008 of $62.5 million, or $0.84 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2009 of $153.2 million, or $1.82 per share, compared to a net loss allocable to common stockholders in the full year ended December 31, 2008 of $239.5 million, or $3.24 per share.

“We are pleased with the timely execution and significant progress made in our lorcaserin program,” stated Jack Lief, Arena’s President and Chief Executive Officer. “As we continue efforts to reach a commercial agreement for lorcaserin, we are building a strong foundation for a successful launch upon potential approval.”

As expected, research and development expenses declined significantly to $21.2 million in the fourth quarter of 2009 from $53.3 million in the fourth quarter of 2008. Research and development expenses declined to $110.2 million in the full year ended December 31, 2009 from $204.4 million in the full year ended December 31, 2008. This decrease is due primarily to the completion of the BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) and BLOSSOM (Behavioral modification and LOrcaserin Second Study for Obesity Management) Phase 3 clinical trials evaluating the safety and efficacy of lorcaserin for weight management, and prioritizing spending towards activities that supported the December 2009 submission of a New Drug Application, or NDA, for lorcaserin. Arena expects its research and development expenses to continue to decline in 2010 due to the completion of the BLOOM and BLOSSOM clinical trials, expected cost savings related to the second-quarter 2009 workforce reduction and other cost-containment measures. Research and development expenses for all of 2009 included $4.1 million in non-cash, share-based compensation expense, compared to $5.0 million in 2008. General and administrative expenses totaled $6.5 million in the fourth quarter of 2009, compared to $8.6 million in the fourth quarter of 2008, and $25.2 million in full year ended December 31, 2009, compared to $30.5 million in the full year ended December 31, 2008. General and administrative expenses in the full year ended December 31, 2009 included $2.8 million in non-cash, share-based compensation expense, compared to $3.5 million in 2008.

Total interest and other expense increased to $14.8 million in the full year ended December 31, 2009 from $1.6 million in 2008, due to a $13.3 million increase in interest expense primarily related to the loan Arena received in July 2009.

At December 31, 2009, cash, cash equivalents and short-term investments totaled $115.4 million and approximately 92.8 million shares of common stock were outstanding. On March 9, 2010, Arena received net proceeds of approximately $24.2 million from the sale of approximately 8.3 million shares under an equity financing commitment it entered into with Azimuth Opportunity Ltd., or Azimuth, in March 2009.

Arena’s Recent Developments

Lorcaserin

•

Filed an NDA for lorcaserin and the US Food and Drug Administration, or FDA, has assigned a Prescription Drug User Fee Act, or PDUFA, date of October 22, 2010 for review of the application. The NDA is based on a data package from lorcaserin’s development program that includes 18 clinical trials totaling 8,576 patients. The pivotal Phase 3 clinical trial program, BLOOM and BLOSSOM, evaluated nearly 7,200 patients treated for up to two years. In both trials, lorcaserin produced statistically significant weight loss with excellent safety and tolerability.

•

Presented favorable data from a clinical trial evaluating the abuse potential of lorcaserin in a poster session at the 48th Annual Meeting of the American College of Neuropsychopharmacology. Investigational drugs that act through mechanisms in the brain are generally required to undergo an evaluation to determine abuse potential. The clinical trial compared the relative abuse potential of lorcaserin against three comparators: placebo, zolpidem, a schedule IV controlled substance, and ketamine, a schedule III controlled substance. Data from the trial demonstrate that the risk for abuse associated with lorcaserin is very low and less than that of zolpidem or ketamine.

•

Presented results from the BLOSSOM trial and additional positive data from the BLOOM trial at the 27th Annual Scientific Meeting of The Obesity Society. The BLOSSOM data demonstrate improvements in patients’ body composition, cardiovascular risk factors and quality of life. The BLOOM data demonstrate that lorcaserin significantly improved markers of cardiovascular risk and glycemic parameters and was not associated with depression or suicidal ideation. Lorcaserin patients who completed Year 1 of the BLOOM trial according to protocol lost 31% of their excess body weight.

•

Announced positive top-line results from the BLOSSOM trial. Lorcaserin patients achieved statistically significant categorical and absolute weight loss over one year of treatment. About two-thirds (63.2%) of lorcaserin patients who received lorcaserin 10 mg twice daily and completed the trial according to the protocol lost at least 5% of their weight and more than one-third (35.1%) of these lorcaserin patients lost at least 10% of their weight. The average weight loss for these lorcaserin patients was 17.0 pounds, and the top quartile lost an average of 35.1 pounds. Lorcaserin was very well tolerated and adverse events of depression, anxiety and suicidal ideation were infrequent and were reported at a similar rate in each treatment group. The incidence of new FDA-defined valvulopathy from the integrated echocardiographic data set from BLOOM and BLOSSOM was similar to that of placebo.

•

Completed enrollment in BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus), a one-year trial evaluating lorcaserin in obese and overweight patients with type 2 diabetes. Arena plans to file the results of BLOOM-DM as a supplement to the lorcaserin NDA.

•

Presented positive results from the BLOOM trial at the 69th Scientific Sessions of the American Diabetes Association. Lorcaserin patients achieved statistically significant categorical and absolute weight loss in Year 1, and over two-thirds (67.9%) of lorcaserin patients that achieved 5% or greater weight loss in Year 1 and continued treatment with lorcaserin in Year 2 maintained 5% or greater weight loss. About two-thirds (66.4%) of lorcaserin patients who completed one year of treatment according to the trial’s protocol lost at least 5% of their weight and the average weight loss in this responder population was 26 pounds. More than one-third (36.2%) of lorcaserin patients who completed one year of treatment according to the trial’s protocol lost at least 10% of their weight. Treatment with lorcaserin also resulted in statistically significant improvements as compared to placebo in multiple secondary endpoints associated with cardiovascular risk. Lorcaserin was very well tolerated, did not result in increased risk of depression or suicidal ideation compared to placebo and was not associated with development of cardiac valvular insufficiency.

Other Developments

•

Received aggregate net proceeds of $24.2 million from the sale of approximately 8.3 million shares of common stock in March 2010, and aggregate net proceeds of $14.7 million from the sale of approximately 5.7 million shares of common stock in April 2009, both under Arena’s equity financing commitment with Azimuth.

•

Through an affiliate, Merck and Co., Inc., or Merck, discontinued development of MK-1903, an investigational niacin receptor agonist to treat atherosclerosis being developed under its research and development collaboration with Arena, and notified Arena of its decision to discontinue the collaboration.

•	Completed a public offering in July 2009 of 12.5 million shares of common stock, resulting in net proceeds to Arena of $49.7 million.

•	Completed a reduction in Arena’s US workforce of approximately 31%, or a total of approximately 130 employees.

•

Received net proceeds of $95.6 million from a $100.0 million loan provided by Deerfield Management, or Deerfield. The outstanding principal accrues interest until maturity in June 2013 at a rate of 7.75% per annum. In connection with the loan, Arena issued Deerfield warrants for 28,000,000 shares of its common stock at an exercise price of $5.42 per share. On or before June 17, 2011, Deerfield may make a one-time election to provide Arena with up to an additional $20.0 million under similar terms, with the additional loan also maturing in June 2013. For each additional $1.0 million in funding, Arena will issue Deerfield additional warrants for 280,000 shares of its common stock at an exercise price of $5.42 per share. Arena repaid Deerfield the first scheduled principal repayment of $10.0 million upon completion of the public offering in July 2009.

•

Ortho-McNeil-Janssen Pharmaceuticals, Inc., or Ortho-McNeil-Janssen, completed a Phase 1 clinical trial in healthy volunteers evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of single ascending doses of APD597, a novel oral drug candidate that targets GPR119 for the treatment of type 2 diabetes. Ortho-McNeil-Janssen has initiated another clinical trial evaluating multiple ascending doses of APD597.

•	Received net proceeds of $14.6 million as reimbursement for improvements made to one of Arena’s facilities.

Outlook for 2010

Arena expects to use cash, cash equivalents and short-term investments of approximately $97 to $107 million for its operating activities and interest expense in 2010, and approximately $7 million for capital expenditures primarily for the manufacturing facility in Switzerland. This assumes that Arena, and not another pharmaceutical company, pays for the lorcaserin pre-commercial launch activities.

“Our primary objectives in 2010 are getting lorcaserin approved by the FDA and optimizing the value of lorcaserin in a commercial agreement,” stated Mr. Lief. “We are active in several areas to meet these objectives and to ensure the success of the anticipated lorcaserin launch. We are manufacturing lorcaserin at our Swiss facility and completing the build-out of our commercial supply chain. We are taking important steps to more fully understand the weight management market to be in a position to increase market awareness of the potential medical benefits of adding pharmacotherapy to a weight loss program. We are also engaged in other commercial-readiness activities. Our intention remains to establish an agreement with a pharmaceutical company to commercialize lorcaserin, and we believe that these foundation-building efforts are prudent to prepare for lorcaserin’s anticipated entry into a large and currently underdeveloped market.”

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2009 financial results and to provide a business and financial update today, Friday, March 12, 2010, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Fourth Quarter and Full Year 2009 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Barclays Capital 2010 Global Healthcare Conference, March 23-24, 2010, Miami, Florida

•	Deutsche Bank 35th Annual Health Care Conference, May 3-5, 2010, Boston, Massachusetts

•	The Ninth Annual JMP Securities Research Conference, May 10-12, 2010, San Francisco, California

•	Jefferies 2010 Global Life Sciences Conference, June 8-11, 2010, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is intended for weight management, including weight loss and maintenance of weight loss, and has completed a pivotal Phase 3 clinical trial program. Arena has filed an NDA for lorcaserin, and the FDA has assigned a PDUFA date of October 22, 2010 for the review of the application.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the development, advancement, therapeutic indication and use, tolerability, safety, selectivity, efficacy and regulatory review and approval of lorcaserin; the potential timing for the FDA to complete its review of the lorcaserin NDA; future activities and events relating to lorcaserin, including entering into a potential commercial agreement for lorcaserin, the commercialization of lorcaserin, current and expected efforts related to such commercialization, and submitting the BLOOM-DM results as a supplement to the NDA; financial guidance, including expected cost savings and decline in research and development expenses; Arena’s agreements with Deerfield and rights and future activities thereunder; and Arena’s objectives, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, regulatory authorities may not find data from Arena’s clinical trials and other studies sufficient for regulatory approval; the timing and ability of Arena to receive regulatory approval for its drug candidates; the timing, success and cost of Arena’s lorcaserin program and other of its research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner Arena expects or at all; Arena’s ability to partner or commercialize lorcaserin or other of its compounds or programs; Arena’s ability to obtain adequate funds; Arena’s ability to obtain and defend its patents; and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)		(Note)
Revenues
Manufacturing services	$1,916	$1,973	$6,579	$7,434
Collaborative agreements	766	725	3,808	2,375

Total revenues	2,682	2,698	10,387	9,809

Operating Expenses
Cost of manufacturing services	1,834	2,153	6,536	8,515
Research and development	21,187	53,325	110,159	204,374
General and administrative	6,522	8,597	25,247	30,535
Restructuring charges	—	—	3,324	—
Amortization of acquired technology & other intangibles	1,787	565	3,508	2,314

Total operating expenses	31,330	64,640	148,774	245,738

Interest and Other Income (Expense)
Interest income	398	841	689	7,370
Interest expense	(7,727)	(1,256)	(18,718)	(5,454)
Gain from valuation of derivative liabilities	5,073	—	5,418	—
Warrant settlement expense	—	—	—	(2,236)
Loss on extinguishment of debt	—	—	(2,479)	—
Other	1,132	144	273	(1,324)

Total interest and other expense, net	(1,124)	(271)	(14,817)	(1,644)

Net loss	(29,772)	(62,213)	(153,204)	(237,573)
Dividends on redeemable convertible preferred stock	—	(268)	—	(1,912)

Net loss allocable to common stockholders	$(29,772)	$(62,481)	$(153,204)	$(239,485)

Net loss per share allocable to common stockholders, basic & diluted	$(0.32)	$(0.84)	$(1.82)	$(3.24)

Shares used in calculating net loss per share allocable to common stockholders, basic & diluted	92,719	74,016	84,341	73,841

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the year ended December 31, 2008 and from the unaudited financial statements for the year ended December 31, 2009.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2009	December 31, 2008
	(Note)	(Note)
Assets
Cash, cash equivalents & short-term investments	$115,449	$110,129
Accounts receivable	1,415	1,823
Other current assets	4,409	5,031
Land, property & equipment, net	95,445	102,740
Acquired technology & other non-current assets	19,560	21,608

Total assets	$236,278	$241,331

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$15,884	$46,789
Total deferred revenues	4,086	4,049
Total derivative liabilities	6,642	—
Total notes payable	57,049	8,567
Total lease financing obligations & other long-term liabilities	78,050	64,294
Total stockholders’ equity	74,567	117,632

Total liabilities & stockholders’ equity	$236,278	$241,331

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of December 31, 2008 and from the unaudited financial statements as of December 31, 2009.

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